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Wiley Announces Brian A. Napack as President and CEO
Former Macmillan President, Senior Advisor at Providence Equity, and Director at Education and Media Companies to Join Preeminent Research and Learning Company

Hoboken, New Jersey – October 17, 2017 – John Wiley and Sons, Inc. (NYSE: JW-A and JW-B), a global research and learning company and one of the world's leading publishers, today announced that Brian A. Napack has been named its new President and CEO, effective December 4.  Mr. Napack succeeds Matthew Kissner, who has served as Interim CEO since May of 2017.  Mr. Kissner, a 14-year veteran of Wiley's Board of Directors, will remain as Chairman.

"I am delighted to introduce Brian Napack as the 14th CEO in Wiley's proud 210-year history of empowering discovery, advancement, and learning," said Mr. Kissner. "After a thorough and thoughtful search, the Board of Directors unanimously agreed on Brian as the type of proven leader that can drive our continuous evolution as the trusted, innovative partner that our customers rely on to deliver the critical content, tools and services that they need to meet their goals.  Brian has the deep industry experience, the passion for our business, and the leadership ability to get us there."

Mr. Napack has an extensive background as a leader and innovator in the media, education, and information industries.  He comes to Wiley from Providence Equity Partners, a global private equity firm with more than $50 billion under management, where he has been a Senior Advisor focused on investments in education and media.

Mr. Napack currently serves as a Director on the Boards of Blackboard, Houghton Mifflin Harcourt, Burning Glass, Ingram Industries, Recorded Books, myON, Synergis Education, and Zero To Three, a science-based early childhood advocacy organization.  Due to the Wiley appointment, he will transition off certain of these boards.

Before joining Providence in 2012, Mr. Napack served as president of Macmillan, the global content publisher, where he oversaw businesses in education, consumer books, digital media and magazines. At Macmillan, he helped to drive significant, profitable growth and to transform the company from a traditional publisher to an innovative provider of digital content, tools, and services to its rapidly changing institutional and consumer markets.  Macmillan's brands include Farrar Strauss & Giroux; St. Martin's Press; Henry Holt; Bedford, Freeman, & Worth; and Scientific American.

Prior to Macmillan, Mr. Napack was a partner at LEK Consulting, a global management consulting firm, where he led strategy, operations, and M&A engagements throughout the media, entertainment, and communications industries.  Before that, he founded and was CEO of ThinkBox, a digital media company focused on pre K-12 education.  At The Walt Disney Company, he founded and ran Disney Educational Publishing and was a co-founder of Disney Interactive.  Earlier in his career, he held senior roles at Simon & Schuster, the global publishing company, and A.T. Kearney, a leading management consulting company.  Mr. Napack received his MBA from Columbia University and a BA in Economics from Middlebury College.

"It is truly an honor to join Wiley at such an important moment in the Company's history," said Mr. Napack.  "I have long admired Wiley's foundational strength – its deep history, its culture of excellence, its world class publishing assets, and its strong financial position.  I look forward to working with my new Wiley colleagues around the world to tackle the many exciting opportunities and challenges being presented by our markets and, in doing so, continue our tradition of exceeding the expectations of our customers, partners and shareholders."

Jesse Wiley, Director and member of the seventh generation of the Wiley family, said: "Brian Napack brings years of proven success navigating digital change and driving innovation in publishing, media, and education.  In our 210th year of advancing knowledge and learning, we welcome his energy, direction, and leadership as well as his passion for our mission and the customers we serve. I would also like to take this opportunity to thank our Chairman, Matthew Kissner, for his stewardship, deep engagement, and strong initiative during his tenure as interim CEO. In a short time, he has made a positive impact in our organization that I know Brian will build on."

About Wiley
Wiley, a global research and learning company, helps people and organizations develop the skills and knowledge they need to succeed. Our online scientific, technical, medical, and scholarly journals, combined with our digital learning, assessment and certification solutions help universities, academic societies, businesses, governments and individuals increase the academic and professional impact of their work. For more than 200 years, we have delivered consistent performance to our stakeholders. The company's website can be accessed at www.wiley.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.